                                                                   EXHIBIT 99(A)

                                  RISK FACTORS

         You should carefully consider the following discussion of various risks and uncertainties, keeping in mind that they are not the only ones that affect us. Additional risks which we do not presently consider material, or of which we are not currently aware, may also have an adverse impact on us. Unless otherwise noted (1) the terms "Electro Rent," "we," "us," and "our," refer to Electro Rent Corporation and its subsidiaries, and (2) the terms "Common Stock" and "shareholder(s)" refer to Electro Rent's common stock and the holders of that stock, respectively.

         Except for the historical statements and discussions contained in these Risk Factors, statements contained in these Risk Factors constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect the current views of our management with respect to future events and financial performance. All plans, projections, and future estimates are forward-looking statements, which in some, but not all, cases, are identified by words such as "anticipates," "believes," "expects," "intends," "future," and other similar expressions. Please do not put undue reliance on forward looking statements. Forward looking statements are subject to certain risks and uncertainties, not all of which are disclosed in the following Risk Factors. Although we believe our assumptions are reasonable, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to those differences include the ones discussed below, as well as those discussed elsewhere in our Annual Report on Form 10-K for the fiscal year ended May 31, 2003, our Annual Report to Shareholders (especially in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," and in "Quantitative and Qualitative Disclosure About Interest Rates and Currency Rates,") and our other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking information will in fact prove to be correct. We do not undertake any obligation to update forward-looking statements.

COMMON STOCK PRICE FLUCTUATIONS

         Our Common Stock price has fluctuated significantly and may continue to do so in the future.

         General Factors. We believe some of the reasons for past fluctuations in the price of our stock have included:

      -     announcements of developments related to our business;

      - announcements concerning new products or enhancements in the equipment that we rent;

      -     developments in our relationships with our customers;

      - variations in our revenues, gross margins, earnings or other financial results from investors' expectations; and

      - fluctuations in results of our operations and general conditions in the economy, our market, and the markets served by our customers.

         In addition, prices in the stock market have been volatile in recent years. In many cases, the fluctuations have been unrelated to the operating performance of the affected companies. As a result, the price of our Common Stock could fluctuate in the future without regard to our operating performance.

         Future Sales of Electro Rent Common Stock. Sales of Electro Rent's Common Stock by our officers, directors and employees could adversely and unpredictably affect the price of our shares. Additionally, the price could be affected even by the potential for sales by these persons. In addition to the approximately 24,821,015 shares outstanding as of May 31, 2003, we are authorized to issue up to 1,167,005 shares of Common Stock upon exercise of stock options issued under our Stock Option Plans. We cannot predict the




                                  EXHIBIT 99(A)
effect that any future sales of our Common Stock, or the potential for those sales, will have on our share price.

FLUCTUATIONS IN OPERATING RESULTS

         Historically, Electro Rent's operating results have fluctuated, and we expect that fluctuations could continue in the future. The fluctuations in our past results have resulted from many factors, some of which are beyond our control. In the future, these or other factors could have a material adverse impact on our operating results and cause our stock price to decrease.

         Timing of Equipment Purchases, and Sales and Marketing Expenditures. We try to base expenditures for equipment purchases, sales and marketing and other items on our expectations of future customer demand. If our assumptions prove to be wrong, and our revenues fall short of our expectations, we may not be able to adjust our inventory quickly enough to compensate for lower demand. In addition, as demand for a product falls, we may have difficulty in selling any of our excess inventory at a favorable price or at all. Both of these factors can compound the impact of any revenue shortfall and further affect our operating results and the price of our stock.

         Seasonal and Quarterly Fluctuations. December and January typically reflect lower rental activity. In addition, because February is a short month, revenue billing in that month is reduced. We cannot predict whether these seasonal factors or their effects will change in the future. The seasonal spending patterns of our customers are affected by factors such as:

         -        weather, holiday and vacation considerations; and

         -        budgetary considerations.

         Additionally, our operating results are subject to quarterly fluctuations resulting from a variety of factors, including remarketing activities, product announcements by manufacturers, economic conditions and variations in the financial mix of new rentals and leases. The financial mix of new rentals and leases is a result of a combination of factors such as:

         -        changes in customer demands and/or requirements;

         -        new product announcements;

         -        price changes;

         -        changes in delivery dates;

         - changes in maintenance policies and the pricing policies of equipment manufacturers; and

         - price competition from other rental, leasing and finance companies.

         Other Factors. Other factors that may affect our operating results include:

         - competitive forces within our current and anticipated future markets;

         -        changes in interest rates;

         -        our ability to attract customers and meet their expectations;

         - currency fluctuations and other risks of international operations;

         -        general economic conditions; and

         - differences in the timing of our spending on acquiring equipment, renting or leasing that equipment and receiving revenues from our customers.

         All or any of these and similar factors could result in our operating results differing substantially from the expectations of public market analysts and investors, which would likely have a material adverse impact on our stock price.




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RISKS ASSOCIATED WITH TECHNOLOGY CHANGES

         If we do not adequately anticipate or respond to changes in technology, it could have a material adverse effect on our operating results and stock price.

         Technological Advancements. We must anticipate and keep pace with the introduction of new hardware, software and networking technologies and acquire equipment that will be marketable to our current and prospective customers. The equipment we rent can be the subject of rapid technological developments, evolving customer demands and frequent new product announcements and enhancements. If we fail to adequately anticipate or adapt to new technological developments or to recognize changing market conditions, our operating results and stock price could be materially and adversely affected.

         Expenses Resulting from Technological Advancements. As a result of technology developments, we may have to make substantial and unanticipated expenditures to acquire new equipment or invest in further staff education on operating and servicing the equipment we deliver to our customers. Further, we may not adequately anticipate or respond successfully to technological changes for many reasons, including misjudging the impact of technological changes as well as financial, technological or other constraints. If we do not adequately anticipate or respond to changes in technological advancements or customer preferences, it would likely have a material adverse impact on our operating results and stock price.

         Introducing New Products and Services. The markets in which we operate are characterized by rapidly changing technology, evolving industry standards and declining prices of certain products. Our operating results will depend to a significant extent on our ability to continue to introduce new services and to control and/or reduce costs on existing services. Whether we succeed in our new offerings depends on several factors such as:

         -        including proper identification of customer needs;

         -        our costs;

         - timely completion and introduction of products and services as compared to our competitors;

         - our ability to differentiate our equipment and services from our competitors; and

         -        market acceptance of our business.

RISKS ASSOCIATED WITH THE CUSTOMER SOLVENCY

         If we do not collect on contracts with customers, it could have a material adverse effect on our operating results and stock price.

         One of the reasons some of our customers find it more attractive to rent or lease electronic equipment than owning that equipment is the need to deploy their capital elsewhere. This can be particularly true in industries with high growth rates such as the telecommunications industries. However, some of our customers have liquidity issues, and ultimately cannot fulfill the terms of their agreements with us. If we are not able to manage credit risk issues, or if a large number of customers should have financial difficulties at the same time, our credit losses would increase above historical levels. If this should occur, our results of operations and stock price may be materially and adversely affected.

COMPETITION

         If we do not effectively compete in our market, our operating results and stock price will be materially and adversely affect.

         Our industry is characterized by intense competition from several large competitors, some of which have access to greater financial and other resources than we do. Although no single competitor holds a dominant market share, we face intensifying competition from both established entities and new entries in the market. Our primary competitors have been identified by independent industry publications to include:

         -        Technology Rentals & Services, a division of CIT Group;



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         -        McGrath Rent Corp.;

         -        Telogy; and

         -        Continental Resources.

         Some of our competitors may offer similar equipment for lease, rental or sale at lower prices and may offer more extensive servicing options. Some of our competitors are divisions of larger organizations, and, therefore, have access to greater internal financial and other resources than we do.

RISKS ASSOCIATED WITH CHANGING ECONOMIC CONDITIONS

         General domestic and international economic conditions could have a material adverse effect on our operating results and stock price.

         Domestic and/or International Economic Downturns. Historically, our customers have reduced their expenditures for electronic equipment during economic downturns. When the domestic and/or international economy weakens, demand for our services may decline. This could have a material adverse effect on our operating results and stock price.

         Industry-Specific Slowdowns. A large part of our equipment portfolio is rented or leased to customers in the aerospace, defense, electronics and telecommunications industries. Slowdowns in one or more of these industries could have a material adverse effect on our operating results and stock price.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

         If we do not adequately anticipate and respond to the risks inherent in international operations, it could have a material adverse effect on our operating results and stock price.

         We generate a meaningful portion of our revenues from contracts with Canadian parties. These contracts are generally priced in Canadian dollars. Our consolidated financial statements are prepared in U.S. dollars. Consequently, changes in exchange rates can unpredictably and adversely affect our consolidated operating results, and could result in exchange losses. We do not hedge against the risks associated with fluctuations in exchange rates. Although we may use hedging techniques in the future, we may not be able to eliminate or reduce the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price.

         Other Risks Associated with International Operations. Additionally, our financial results may be adversely affected by other international risks, such as:

         -        international political and economic conditions;

         -        changes in government regulation in various countries;

         -        trade barriers;

         - difficulty in staffing our foreign sales and services centers, and in training and retaining foreign employees; adverse tax consequences;

         -        adverse tax consequences; and

         -        costs associated with expansion into new territories.

         We expect to continue our international operations and that the revenues we derive from these activities will continue to be a meaningful portion of our total revenues. If we do not anticipate and respond to the risks associated with international operations, it could have a material adverse effect on our operating results and stock price.

RISKS ASSOCIATED WITH OUR MANUFACTURERS AND SUPPLIERS

         If we are not able to obtain equipment at favorable rates, it could have a material adverse effect on our operating results and stock price.



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         About 70% of our equipment portfolio at acquisition cost is composed of general purpose test and measurement instruments purchased from leading manufacturers such as Agilent Technologies and Tektronix. The remainder of our equipment portfolio is comprised of personal computers and workstations which include personal computers from Compaq, Dell, IBM, Apple, and Toshiba and workstations primarily from Sun Microsystems and Hewlett Packard. We depend on these manufacturers and suppliers to contract for our equipment. If, in the future, we are not able in to purchase necessary equipment from one or more of these suppliers on favorable terms, our business and stock price may be materially and adversely affected. Additionally, if this should occur, we can make no assurance that we will be able to secure necessary equipment from an alternative source on acceptable terms.

DEPENDENCE ON KEY PERSONNEL

         If we are unable to recruit and retain qualified personnel, it could have a material adverse effect on our operating results and stock price.

         Our success depends in large part on the continued services of our executive officers, our senior managers and other key personnel, including, among others, our Chief Executive Officer, Daniel Greenberg, our President, William Weitzman, our Senior Vice President of Sales, Gary Phillips, our Chief Financial Officer, Craig Jones, and our Vice President and Secretary, Steven Markheim. The loss of these people, especially without advance notice, could materially and adversely impact our results of operations. It is also very important that we attract and retain highly skilled personnel to accommodate growth and to replace personnel who leave. Competition for qualified personnel can be intense, especially in technology industries, and there are a limited number of people with the requisite knowledge and experience to market, sell and service our equipment. Under these conditions, we could be unable to recruit, train, and retain employees. If we cannot attract and retain qualified personnel, it could have a material adverse impact on our operating results and stock price.

CONTROL BY MANAGEMENT AND OTHERS

         Senior management has significant influence over Electro Rent's policies and affairs and may be in a position to determine the outcome of corporate actions.

         Our executive officers and directors collectively own approximately 18% of our Common Stock. Mr. Greenberg, Electro Rent's Chairman and Chief Executive Officer, beneficially owns approximately 17% of Electro Rent's outstanding shares of Common Stock, and other members of his immediate family own approximately an additional 13%. In addition, another shareholder controls 23% of Electro Rent's outstanding shares of Common Stock. Consequently, these shareholders, including Mr. Greenberg, may have significant influence over Electro Rent's policies and affairs and may be in a position to determine the outcome of corporate actions requiring stockholder approval. These may include, for example, the election of directors, the adoption of amendments to our corporate documents and the approval of mergers and sales of our assets.

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS AND NEW BUSINESS VENTURES

         If we cannot successfully implement any future acquisitions or new business ventures, it could have a material adverse effect on our operating results and stock price.

         On occasion we evaluate business opportunities that appear to fit within our overall business strategy. We could decide to pursue one or more of these opportunities by acquisition or internal development. Acquisitions and new business ventures involve many risks, including:

         - the difficulty of integrating acquired operations and personnel with our existing operations;

         - the difficulty of developing and marketing new products and services;

         - the diversion of our management's attention as a result of evaluating, negotiating and integrating acquisitions or new business ventures;

         -        our exposure to unforeseen liabilities of acquired companies;
                  and



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         -        the loss of key employees of an acquired operation.

         In addition, an acquisition or new business venture could adversely impact cash flows and/or operating results, and dilute shareholder interests, for many reasons, including:

         - charges to our income to reflect the impairment of acquired intangible assets, including goodwill;

         - interest costs and debt service requirements for any debt incurred in connection with an acquisition or new business venture; and

         - any issuance of securities in connection with an acquisition or new business venture which dilutes or lessens the rights of our current shareholders.

         We have had only one significant experience in executing and implementing an acquisition, which was our acquisition of General Electric Capital Technology Management Services' test and measurement operations in November 1997. As a result of this 1997 acquisition Electro Rent was a party to an arbitration proceeding in connection with the purchase price that settled in 2001. Although we have implemented new business ventures, those ventures have not always been successful, and we may not succeed in the future. The risks associated with acquisitions and new business ventures could have a material adverse impact on our operating results and stock price.

RISKS ASSOCIATED WITH FLUCTUATING INTEREST RATES

Interest Rate Fluctuations could have a material adverse effect on our operating results and stock price.

         Historically, our primary market risk exposure has been risks related to interest rate fluctuations, primarily related to our previous borrowings under our unsecured revolving credit facility. While we have the ability to draw on our revolving credit line, we currently have no borrowings under this credit facility. Instead, our financial results reflect the effect of changes in interest rates on our leasing yields. Our leasing yields generally directly correlate with market interest rates: When interest rates are higher, our leasing terms incorporate a higher financing charge. However, in times of relatively lower interest rates our financing charges also decrease, and some of our customers choose to purchase new equipment, rather than lease equipment at all. Lower leasing yields are reflected in lower rental and lease revenues.

ANTI-TAKEOVER PROVISIONS

         The anti-takeover provisions contained in our Charter Documents could materially and adversely impact the value of our Common Stock.

         Certain provisions of Electro Rent's Articles of Incorporation, our Bylaws and California law could, together or separately, discourage, delay or prevent a third party from acquiring Electro Rent, even if doing so might benefit our shareholders. This may adversely impact the interests of our shareholders with respect to a potential acquisition and may also affect the price investors would receive for their shares of Common Stock. Some examples of these provisions in our Articles of Incorporation and Bylaws are:

         - the right of our board of directors to issue preferred stock with rights and privileges which are senior to the Common Stock, without prior stockholder approval; and

         - certain limitations of the rights of stockholders to call a special meeting of stockholders.





                                  EXHIBIT 99(A)